    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 2, 1999
                                                     REGISTRATION NO. 333-
--------------------------------------------------------------------------------
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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------
                             REGISTRATION STATEMENT
                                  ON FORM S-3
                        UNDER THE SECURITIES ACT OF 1933
                            ------------------------

                               GLOBIX CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                DELAWARE                                     7373                                    13-3781263
     (STATE OR OTHER JURISDICTION OF             (PRIMARY STANDARD INDUSTRIAL                     (I.R.S. EMPLOYER
     INCORPORATION OR ORGANIZATION)               CLASSIFICATION CODE NUMBER)                    IDENTIFICATION NO.)

                               139 CENTRE STREET
                            NEW YORK, NEW YORK 10013
                                 (212) 334-8500
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                  MARC H. BELL
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                               GLOBIX CORPORATION
                               139 CENTRE STREET
                            NEW YORK, NEW YORK 10013
                                 (212) 334-8500
           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE OF AGENT FOR SERVICE)

                  PLEASE SEND COPIES OF ALL COMMUNICATIONS TO:

                            ARNOLD N. BRESSLER, ESQ.
                    MILBERG WEISS BERSHAD HYNES & LERACH LLP
                             ONE PENNSYLVANIA PLAZA
                         NEW YORK, NEW YORK 10119-0165
                                 (212) 594-5300

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time upon the exercise of warrants after this registration statement becomes effective.

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities
Act registration number of the earlier effective registration statement for the same offering. [ ]

    If delivery of the Prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

    Pursuant to Rule 416, this Registration Statement also covers such indeterminable number of additional shares of common stock, if any, which may become issuable by virtue of the anti-dilution provisions of the warrants.

                        CALCULATION OF REGISTRATION FEE

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
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                                                                              PROPOSED MAXIMUM
              TITLE OF EACH CLASS OF                     AMOUNT TO BE        AGGREGATE OFFERING         AMOUNT OF
            SECURITIES TO BE REGISTERED                   REGISTERED              PRICE(1)           REGISTRATION FEE
------------------------------------------------------------------------------------------------------------------------
Common Stock, $.01 par value per share.............        664,573              $23,924,628               $6,651
------------------------------------------------------------------------------------------------------------------------
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

(1) Estimated solely for purposes of calculating registration fee in accordance with Rule 457(c) of the Securities Act of 1933, as amended, based upon the closing price of $36.00 per share of common stock on October 29, 1999.

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
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--------------------------------------------------------------------------------

PROSPECTUS

                               GLOBIX CORPORATION

                         664,573 SHARES OF COMMON STOCK

                            ------------------------

     These shares may be offered and sold from time to time by certain stockholders of Globix identified in this prospectus. See "Selling Stockholders." The selling stockholders are holders of warrants to purchase shares of Globix common stock and acquired such warrants either on January 24, 1996 in connection with Globix's initial public offering of common stock or on April 30, 1998 in connection with Globix's sale of 160,000 units consisting of 13% Senior Notes and warrants.

     The selling stockholders will receive all of the net proceeds from the sale of the shares. These stockholders will pay all underwriting discounts and selling commissions, if any, applicable to the sale of the shares. Globix will not receive any proceeds from the sale of the shares.

     YOU SHOULD CONSIDER CAREFULLY THE RISK FACTORS BEGINNING ON PAGE 4 OF THIS PROSPECTUS BEFORE PURCHASING ANY OF THE COMMON STOCK OFFERED HEREBY.

     Globix's common stock is quoted on the Nasdaq National Market under the symbol "GBIX." On October 29, 1999, the last reported sale price of the common stock was $36.00 per share.

                            ------------------------

Neither the SEC nor any state securities commission has determined whether this prospectus is truthful or complete. Nor have they made, nor will they make, any determination as to whether anyone should buy these securities. Any representation to the contrary is a criminal offense.

                            ------------------------

                The date of this Prospectus is November 2, 1999

                               TABLE OF CONTENTS

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SECTION                                                       PAGE
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
Available Information.......................................   ii
Globix Corporation..........................................    1
Risk Factors................................................    4
Use of Proceeds.............................................   13
Selling Stockholders........................................   13
Plan of Distribution........................................   17
Legal Matters...............................................   17
Experts.....................................................   17

                             AVAILABLE INFORMATION

     Globix files reports, proxy statements and other information with the Commission. Those reports, proxy statements and other information may be obtained:

     - At the Public Reference Room of the Commission, Room 1024-Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549;

     - At the public reference facilities at the Commission's regional offices located at Seven World Trade Center, 13th Floor, New York, New York 10048 or Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661;

     - By writing to the Commission, Public Reference Section, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549;

     - At the offices of The Nasdaq Stock Market, Reports Section, 1735 K Street, N.W., Washington, D.C. 20006; or

     - From the Internet site maintained by the Commission at http://www.sec.gov, which contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission.

     Some locations may charge prescribed or modest fees for copies.

     Globix has filed with the Commission a registration statement under the Securities Act of 1933, as amended, with respect to the common stock offered hereby. This prospectus, which is a part of the registration statement, does not contain all the information set forth in, or annexed as exhibits to, such registration statement, certain portions of which have been omitted pursuant to rules and regulations of the Commission. For further information with respect to Globix and the common stock, reference is made to such registration statement, including the exhibits thereto, copies of which may be inspected and copied at the aforementioned facilities of the Commission. Copies of such registration statement, including the exhibits, may be obtained from the Public Reference Section of the Commission at the aforementioned address upon payment of the fee prescribed by the Commission.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

     The following documents which have been filed by Globix with the Commission pursuant to the Exchange Act or the Securities Act are incorporated by reference in this prospectus:

     - Globix's Annual Report on Form 10-KSB/A for the year ended September 30, 1998.

     - Globix's Quarterly Reports on Form 10-QSB/A for the quarter ended December 31, 1998, and on Form 10-QSB for the quarters ended March 31, 1999 and June 30, 1999.

     - The description of Globix's common stock and warrants contained in its Registration Statement on Form S-1, declared effective by the Commission on March 22, 1999, File No. 333-70375.

     In addition, all documents filed by Globix pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this prospectus and prior to the termination of the offering of the common stock offered hereby shall be deemed to be incorporated herein by reference and to be a part hereof from the date of filing of such documents.

     Globix hereby undertakes to provide without charge to each person, including any beneficial owner, to whom a copy of this prospectus is delivered, upon the written or oral request of any such person, a copy of any and all of the above documents (not including exhibits to any of such documents unless such exhibits are specifically incorporated by reference into such documents). Such requests should be addressed to the Secretary, Globix Corporation, 139 Centre Street, New York, New York 10013.

     THIS PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS BASED ON OUR CURRENT EXPECTATIONS, ASSUMPTIONS, ESTIMATES AND PROJECTIONS ABOUT GLOBIX AND OUR INDUSTRY. OUR ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE ANTICIPATED IN THESE FORWARD-LOOKING STATEMENTS AS A RESULT OF VARIOUS FACTORS, INCLUDING ALL THE RISKS AND UNCERTAINTIES DISCUSSED IN "RISK FACTORS" AND ELSEWHERE IN THIS PROSPECTUS. WE DO NOT UNDERTAKE TO UPDATE PUBLICLY ANY FORWARD-LOOKING STATEMENTS FOR ANY REASON, EVEN IF NEW INFORMATION BECOMES AVAILABLE OR OTHER EVENTS OCCUR IN THE FUTURE. WE BELIEVE THAT OUR FORWARD-LOOKING STATEMENTS ARE WITHIN THE MEANING OF THE SAFE HARBOR PROVIDED BY THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED. THIS SUMMARY HIGHLIGHTS SOME INFORMATION FROM THIS PROSPECTUS. YOU SHOULD ALSO READ THE MORE DETAILED INFORMATION AND CONSOLIDATED FINANCIAL STATEMENTS AND THE NOTES TO THOSE STATEMENTS APPEARING IN OTHER PARTS OF THIS PROSPECTUS.

                               GLOBIX CORPORATION

BUSINESS

     We are a leading provider of Internet access and sophisticated Internet products and services to large and medium size businesses. Our comprehensive range of high performance products and services enables our customers to utilize the Internet in implementing their business strategies. Our Internet products and services include:

     - facilities for hosting customer web sites on our servers, known as web hosting, and housing customer-owned web servers and related equipment, known as co-location;

     - Internet access using telecommunication lines dedicated to particular customers;

     - value-added services such as dissemination of audio and video content over the Internet, known as streaming media, electronic commerce and network security;

     - management of sophisticated computer systems and networks;

     - instructor-led corporate training; and

     - sale and integration of Internet-related hardware and software.

     Our customers primarily use our products and services to maintain a high speed, high capacity, direct link to the Internet and to establish and support complex web sites. We currently offer our products and services from our facilities in New York City, London and the San Francisco Bay area, where most of our customers have substantial operations. Our teams of sales consultants, technical personnel and customer support professionals are located near our customers. Because of this strong local market presence, we are able to evaluate the needs of our customers and quickly respond with tailored solutions. We also provide our customers the ability to outsource the maintenance of their corporate web sites. Our products are flexible and scaleable, allowing us to modify the size and breadth of the services we provide as needed.

CUSTOMERS

     As of June 30, 1999, we had approximately 1,300 business customer accounts for Internet products and services. Our customers are in a variety of industries such as advertising, financial services, media, publishing and retail. Our Internet customers include Acclaim Entertainment, American Red Cross, Bloomingdale's, BPI Communications (Billboard and Adweek), Dow Jones, Earthweb, General Media International (Penthouse), Microsoft, National Hockey League, Nomura Securities, Ogilvy & Mather, RealNetworks, Standard & Poors and Tishman Speyer Properties.

FACILITIES AND NETWORK EXPANSION

     We recently opened new state-of-the-art "SuperPOP" facilities in New York City, London and the San Francisco Bay area, to complement our original New York City facility. Each new SuperPOP features:

     - a high performance Internet data center with multiple, redundant, high-capacity fiber connections, uninterruptable power supplies with back-up generators, a dry fire suppression system, raised floor and environmental controls;

     - a network operations center, which provides 24 hour a day, 7 day a week monitoring of our network and our customers' web sites; and

     - on-site customer support, sales and marketing, and administration of Internet software and hardware, including servers and routers.

     The addition of the new SuperPOP facilities has increased our total Internet data center capacity from 2,000 square feet to 63,000 square feet, significantly increasing the space we have available to house servers and routers for hosting web sites and co-location.

     We have points of presence, or POPs, in Chicago and Washington D.C. We are establishing POPs in Los Angeles, Amsterdam, Frankfurt, Geneva, Milan, Paris, Stockholm and Vienna as part of a planned program of establishing POPs in other major business centers in the United States and Europe. We are also evaluating new markets and may in the future establish additional POPs or SuperPOP facilities in additional global business markets. We have established a high-performance network in the United States to connect our SuperPOPs and POPs. We are extending this network backbone to major business centers in Europe. Our network will significantly increase data transmission speed and capacity, improve reliability and reduce data transmission costs.

MARKET OPPORTUNITY

     We believe we are well positioned to take advantage of the significant market opportunity that exists to provide Internet products and services to businesses. For example, International Data Corporation estimates that:

     - U.S. corporate Internet access revenues will increase from $2.9 billion in 1998 to $12.0 billion in 2003.

     - U.S. value-added Internet service revenues, such as hosting customers' web sites, electronic commerce and security services, will increase from $3.0 billion in 1998 to $12.9 billion in 2003.

     - European corporate Internet access revenues will increase from $2.2 billion in 1998 to $7.7 billion in 2003.

     - European value-added Internet service revenues will increase from $528.0 million in 1998 to $3.7 billion in 2003.

     Our target customers are large and medium-sized businesses located near our facilities. We believe that our target market is currently underserved by our competitors. Many of our competitors focus primarily on Internet access products and generally do not maintain a significant local presence or offer a full range of Internet services. Our other competitors typically lack the resources to provide and support a full range of value-added Internet products and services. We believe that our strong local presence, high-performance facilities and comprehensive range of Internet products and services enable us to effectively compete against our competitors.

GROWTH STRATEGY

     Our objective is to become the leading provider of Internet access and sophisticated Internet products and services to businesses in key global business markets. To achieve this objective, we intend to:

     - continue to invest extensively in our infrastructure by establishing additional POPs and, where there is sufficient demand, SuperPOPs;

     - expand our product and service offerings, such as Internet video conferencing and virtual private network, or VPN, services;

     - sell additional products and services to existing customers;

     - enhance the Globix brand name in our target markets; and

     - make investments in, or acquire, complementary businesses.

HISTORY

     We were originally incorporated in New York in 1989 as NAFT International Ltd. In July 1994, PFM Technologies Corporation, a newly formed affiliate of NAFT, acquired NAFT and its affiliated corporations in a tax-free exchange of common stock. We reincorporated in Delaware in 1995 under the name Bell Technology Group Ltd. We changed our name to Globix Corporation on June 1, 1998. Our principal executive offices are located at 139 Centre Street, New York, New York 10013. Our telephone number is (212) 334-8500.

     The name "Globix" and the Globix logo are trademarks and service marks of Globix. Each trademark, trade name or service mark of any other company appearing in this offering memorandum belongs to its respective owner.

                                  RISK FACTORS

     You should carefully consider the following factors and other information. The risks and uncertainties described below are not the only ones facing us. Additional risks and uncertainties may also adversely impair our business operations. If any of the following risks actually occur, our business, financial condition or results of operations could be materially and adversely affected.

OUR SUBSTANTIAL LEVERAGE MAY ADVERSELY AFFECT OUR FINANCIAL AND OPERATING FLEXIBILITY.

     As a result of our large outstanding debt obligations, we have significant ongoing debt service requirements. As of June 30, 1999, we owed approximately $161.4 million in long-term debt and notes payable. Our high level of indebtedness could have several adverse effects on our future operations, including the following:

     - a significant portion of our cash flow from operations will be dedicated to servicing our debt obligations and will not be available for other business purposes;

     - the terms and conditions of our indebtedness limit our flexibility in planning for and reacting to changes in our business;

     - our ability to obtain additional financing in the future for working capital, capital expenditures, and other purposes may be substantially impaired; and

     - our substantial leverage may make us more vulnerable to economic downturns and competitive pressures.

     Our ability to meet our debt service obligations and to reduce our total indebtedness depends on our future operating performance. Our future operating performance will depend on our ability to expand our business operations by building new facilities, extending our enhanced network and expanding our product and service offerings. In addition, our future operating performance will depend on economic, competitive, regulatory, legislative and other factors affecting our business that are beyond our control. If we are unable to expand our business as planned, we may not be able to service our outstanding indebtedness.

WE MAY NOT HAVE SUFFICIENT CASH FLOW FOR OUR BUSINESS.

     Based on our current level of operations, we believe that we will have sufficient cash flow to meet our needs at least through the year ending September 30, 2000. After that time, we may not generate sufficient cash flow from operations or be able to raise capital in sufficient amounts, or at all, to enable us to service our debt and operate our business. If we are unable to do so, our business, financial condition and results of operations will be materially and adversely affected.

WE HAVE A HISTORY OF OPERATING LOSSES AND WE EXPECT THESE LOSSES TO CONTINUE AND INCREASE AT LEAST FOR THE NEAR FUTURE.

     We have experienced significant losses since we began operations. We expect to continue to incur significant losses for the foreseeable future. We incurred net losses of approximately $3.1 million for the year ended September 30, 1997 and $11.2 million for the year ended September 30, 1998. Our loss for the nine months ended June 30, 1999 was approximately $26.3 million. As of June 30, 1999, our accumulated deficit was approximately $42.5 million. We expect our expenses to increase as we expand our business. We cannot assure you that our revenues will increase as a result of our increased spending. If revenues grow more slowly than we anticipate, or if operating expenses exceed our expectations, we may not become profitable. Even if we become profitable, we may be unable to sustain our profitability. In either of such cases, our business, financial conditions and results of operations will be materially and adversely affected.

WE MAY NOT BE ABLE TO RETAIN THE KEY PERSONNEL WE NEED TO SUCCEED.

     We believe our success depends upon the continued contributions of our executive officers and key operating personnel, particularly Marc H. Bell. The unanticipated departure of any key member of our management team could have a material adverse effect on our business, financial condition and results of operations. Our future success also depends on our ability to attract and retain key personnel for management, technical, sales and marketing, and customer support positions. Competition for qualified personnel is intense and we may not be able to attract or retain personnel in the future and the failure to attract or retain qualified personnel in the future could have a material adverse effect on our business, assets, financial condition, results of operations and prospects.

     Furthermore, our growth is placing a significant strain on our management systems and resources. As of June 30, 1999, we had 340 full-time employees in comparison to approximately 120 full-time employees as of June 30, 1998. If we do not successfully manage our expansion, our business will suffer.

WE MAY HAVE DIFFICULTY ESTABLISHING AND MANAGING OUR EXPANDING OPERATIONS.

     A key element of our business strategy is the expansion of our facilities and our network, which has required, and will continue to require, a great deal of management time and the expenditure of large amounts of money. We have recently opened new state-of-the-art facilities in New York City, London and the San Francisco Bay area. We have POPs in Chicago and Washington D.C. and we are establishing POPs in Los Angeles, Amsterdam, Frankfurt, Geneva, Milan, Paris, Stockholm and Vienna as part of a planned program of establishing POPs in other major business centers in the United States and Europe. We are also expanding our network to connect these new facilities. Our success will depend on our ability to integrate, operate and further expand and upgrade our new network and facilities. Any delay in the completion of our new network would materially and adversely affect our business plans. In addition, if we do not continue to institute adequate financial and managerial controls and reporting systems and procedures to operate from multiple facilities in geographically dispersed locations, our operations will be materially and adversely affected.

WE ONLY BEGAN OUR INTERNET DIVISION IN 1995, SO YOUR BASIS FOR EVALUATING US IS LIMITED.

     Our Internet Division has only been in operation since 1995 and many of our Internet-related services have only been offered since 1997. Previously, our business principally involved the sale of computer and peripheral equipment for desktop publishing applications. Accordingly, we have a limited operating history in the Internet business upon which you may evaluate us. You should consider the risks and difficulties frequently encountered by early stage companies in new and rapidly evolving markets. If we fail to adequately address these risks, our business, financial condition and results of operations will be materially and adversely affected.

OUR OPERATIONS DEPEND ON THE CAPABILITIES OF OUR NETWORK.

     Our success depends upon the performance of our network and our ability to expand our network as our customer base gets larger and the needs of our customers for Internet access become more demanding. If we are unsuccessful in providing a network with the necessary capabilities, our business, financial condition and results of operations will be materially and adversely affected. Our existing network relies entirely on third party data communications and telecommunications providers. These include Internet service providers, such as Sprint, Cable & Wireless and UUNET, and long distance and local carriers, including the regional Bell operating companies. These carriers are subject to price constraints, including tariff controls, that in the future may be relaxed or lifted. This could have a material and adverse effect on the costs of maintaining our network. Many of our agreements with network and Internet service providers allow the supplier to terminate the agreement on relatively short notice. Accordingly, we cannot assure you that these suppliers will continue to service us or that we would be able to replace them on comparable terms, or at all.

     Other risks and difficulties that we may encounter in connection with our expanding network include our ability to adapt our network infrastructure to changing customer requirements and changing industry standards.

ANY FAILURE BY QWEST TO DELIVER OUR DEDICATED NETWORK WILL MATERIALLY AND ADVERSELY AFFECT OUR BUSINESS.

     In October 1998, we entered into an agreement with Qwest which gives us the exclusive right to use portions of Qwest's global fiber network as our network for a 20-year period. Our future success is highly dependent on Qwest's performance of its obligations under this agreement. Any failure by Qwest to perform its obligations would, in turn, adversely affect our ability to utilize our new facilities and our ability to effectively utilize the personnel hired to work in these facilities. Such a failure by Qwest might also require us to seek network capacity from third parties, on a short term or longer term basis, at a significantly higher cost than our cost structure with Qwest. Any of these events would have a material and adverse effect on our business, financial condition and results of operations.

OUR SUCCESS DEPENDS ON FORMING RELATIONSHIPS WITH OTHER INTERNET SERVICE PROVIDERS.

     The Internet includes a number of Internet service providers that operate their own networks and connect with each other at various points under arrangements known as "peering" arrangements. It is more costly and less efficient to operate a network without peering arrangements. Consequently, we must establish and maintain peering relationships to maintain high network performance levels without having to pay excessive amounts for the transmission of data. These arrangements are not subject to regulation and the terms, conditions and costs can be changed by the provider over time. Other Internet service providers may not agree to maintain peering relationships with us, at reasonable costs or at all. Currently, we have approximately 400 peering connections in effect. If we fail to establish and maintain more peering relationships on a cost-effective basis, the costs of operating our network will be significantly greater and our business, financial condition and results of operations will be materially and adversely affected.

FLUCTUATIONS IN OUR QUARTERLY OPERATING RESULTS MAY NEGATIVELY IMPACT OUR RESULTS OF OPERATIONS.

     Our revenues and operating results vary significantly from quarter to quarter due to a number of factors, not all of which are in our control. You should not rely on quarter-to-quarter comparisons of our results of operations as an indication of future performance. It is possible that in some future periods our results of operations may be below the expectations of public market analysts and investors. In this event, the price of our common stock may fall.

     Factors which could cause quarterly results to fluctuate include:

     - customer demand for our products and services;

     - the timing of the expansion of our operations;

     - seasonality in sales, principally during the summer and year-end holidays;

     - temporary increases in server and equipment sales to new customers as new SuperPOPs become fully operational;

     - the mix of our products and services revenues from our two operating divisions;

     - the timing of significant sales of Internet-related hardware;

     - changes in the growth rate of Internet usage;

     - the mix of revenues from our various Internet products and services;

     - changes in pricing by us or our competitors;

     - the introduction of new products or services by us or our competitors;

     - the mix of domestic and international sales; and

     - costs related to acquisitions of technology or businesses.

     Our revenues are difficult to forecast and are subject to substantial variability. In addition, we plan to significantly increase our operating expenses to bring our new facilities and network online and to market and support our products and services. Therefore, if we have an unexpected shortfall in revenues in relation to our expenses and we are unable to timely adjust our spending to offset such shortfall, our business, financial condition and results of operations would be materially and adversely affected.

WE ARE JUST BEGINNING TO EXPAND INTO INTERNATIONAL MARKETS AND MAY NOT BE SUCCESSFUL IN THESE EFFORTS.

     Until recently, we have operated only in the New York City area. We began operations in Santa Clara, California on June 17, 1999 and in London on July 15, 1999. We plan to further expand our international operations into other European cities in the near future. Because we have limited experience operating in markets other than the New York market, we may have difficulty adapting our products and services to different market needs. We may also be unsuccessful in our efforts to market and sell these products and services to customers abroad. In addition, we may find it more difficult and expensive to hire and train employees and to manage international operations together with our U.S. operations.

     International operations are subject to other inherent risks, including:

     - differences in regulatory requirements in various countries;

     - potentially adverse tax consequences;

     - political and economic instability;

     - technology export and import restrictions or prohibitions;

     - fluctuations in currency exchange rates;

     - imposition of exchange controls;

     - language and cultural barriers;

     - uncertainty regarding protection of intellectual property rights; and

     - seasonal reductions in business activity during the summer months in Europe and certain other parts of the world.

If we fail to successfully address these risks, our business, financial condition and results of operations may be materially and adversely affected.

WE ARE DEPENDENT ON OUR HARDWARE AND SOFTWARE SUPPLIERS TO PROVIDE US WITH THE PRODUCTS AND SERVICES WE NEED TO SERVE OUR CUSTOMERS.

     We rely on outside vendors to supply us with computer hardware, software and networking equipment. These products are available from only a few sources. We primarily buy these products from Silicon Graphics, Sun Microsystems, Compaq, Intergraph and Cisco. We also rely on Cisco for network design and computer installation services. We cannot assure you that we will be able to obtain the products and services that we need on a timely basis and at affordable prices.

     We have in the past experienced delays in receiving shipments of equipment purchased for resale. We may not be able to obtain computer equipment on the scale and at the times required by us at an affordable cost. Our suppliers may enter into exclusive arrangements with our competitors or stop selling their products or services to us at commercially reasonable prices. If our sole or limited source suppliers do not provide us with products or services, our business, financial condition and results of operations may be materially and adversely affected.

WE MAY MAKE INVESTMENTS OR ACQUISITIONS THAT ARE NOT SUCCESSFUL.

     We may make investments in or acquire complementary businesses, products, services or technologies, but we have very limited experience in these activities. The terms and conditions of our $160 million debt financing limit our ability to make investments in businesses unless we acquire the entire business. If we seek to make investments or acquisitions, we will be subject to the following risks:

     - We may not be able to identify suitable investment or acquisition candidates.

     - If the purchase price for an acquisition consists of cash, we may need to use all or a portion of our available cash, including proceeds from this offering.

     - If we do identify suitable candidates, we may not be able to make investments or acquisitions on commercially acceptable terms.

     - Acquisitions may cause a disruption in our ongoing business, distract our management and other resources and make it difficult to maintain our standards, controls and procedures.

     - We may not be able to successfully integrate the services, products and personnel of any acquired business into our operations.

     - We may not be able to retain key employees of the acquired companies or maintain good relations with its customers or suppliers.

     - We may be required to incur additional debt.

     - We may be required to issue equity securities, which may be dilutive to existing shareholders, to pay for acquisitions.

     - We may have to incur significant accounting charges, such as for goodwill or for acquired in-process research and development, which may adversely affect our results of operations.

BECAUSE WE ARE DEPENDENT ON COMPUTER SYSTEMS, A SYSTEMS FAILURE WOULD CAUSE A SIGNIFICANT DISRUPTION TO OUR BUSINESS.

     Our business depends on the efficient and uninterrupted operation of our computer and communications hardware systems and infrastructure. We currently maintain most of our computer systems in our new facilities in New York City, London and the San Francisco Bay area. While we have taken precautions against systems failure, interruptions could result from natural disasters as well as power loss, telecommunications failure and similar events. We also lease telecommunications lines from local, regional and national carriers, whose service may be interrupted. Our business, financial condition and results of operations could be materially and adversely affected by any damage or failure that interrupts or delays our operations.

IF OUR SECURITY MEASURES ARE INADEQUATE, OUR BUSINESS WILL BE ADVERSELY
AFFECTED.

     We have taken measures to protect the integrity of our infrastructure and the privacy of confidential information. Nonetheless, our infrastructure is potentially vulnerable to physical or electronic break-ins, viruses or similar problems. If a person circumvents our security measures, he or she could jeopardize the security of confidential information stored on our systems, misappropriate proprietary information or cause interruptions in our operations. We may be required to make significant additional investments and efforts to protect against or remedy security breaches. Security breaches that result in access to confidential information could damage our reputation and expose us to a risk of loss or liability.

     The security services that we offer in connection with our customers' networks cannot assure complete protection from computer viruses, break-ins and other disruptive problems. Although we attempt to limit contractually our liability in such instances, the occurrence of these problems may result in claims against us or liability on our part. These claims, regardless of their ultimate outcome, could result in costly litigation and could have a material adverse effect on our business and reputation and on our ability to attract and retain customers for our products and services.

OUR BUSINESS IS DEPENDENT ON THE CONTINUED GROWTH IN USE AND IMPROVEMENT OF THE INTERNET.

     Our products and services are targeted toward businesses which use the Internet. The Internet is subject to a high level of uncertainty and is characterized by rapidly changing technology, evolving industry standards, and frequent new product and service introductions. If Internet usage does not grow at the rates which we presently anticipate, our business, financial condition and results of operations will be materially and adversely affected.

     Critical issues concerning the commercial use of the Internet remain unresolved and may affect the growth of Internet use, especially in the market that we target. Despite growing interest in the many commercial uses of the Internet, many businesses have been deterred from purchasing Internet products and services for a number of reasons, including:

     - inadequate protection of the confidentiality of stored data and information moving across the Internet;

     - inconsistent quality of service;

     - inability to integrate business applications on the Internet;

     - the need to deal with multiple vendors, whose products are frequently incompatible; and

     - lack of availability of cost-effective, high-speed products and services.

OUR SUCCESS DEPENDS ON KEEPING UP WITH RAPID TECHNOLOGICAL CHANGES IN OUR
MARKETS.

     The market for Internet products and services has only recently begun to develop and is rapidly evolving. Significant technological changes could render our existing products and services obsolete. To be successful, we must adapt to our rapidly changing market by continually improving the responsiveness, functionality and features of our products and services to meet our customer's needs. If we are unable to respond to technological advances and conform to emerging industry standards in a cost-effective and timely basis, our business, financial condition and results of operations will be materially and adversely affected.

WE HAVE MANY COMPETITORS AND WE MAY NOT BE ABLE TO COMPETE EFFECTIVELY AGAINST THEM.

     Competition for the Internet products and services that we provide is intense and we expect that competition will continue to intensify. We may not have the financial resources, technical expertise, sales and marketing or support capabilities to successfully meet our competition. If we are unable to compete successfully against our competitors, our business, financial condition and results of operations will be adversely affected.

     Our competitors include other Internet service providers, such as:

     - national and global Internet service providers, including Concentric Network, PSINet and UUNET; and

     - Internet service providers with a presence in the business centers where we have a presence, including AboveNet, BT Internet, Demon Internet, DIGEX, Exodus, Frontier GlobalCenter, GTE Genuity and Verio.

     Our competitors also include telecommunications companies, such as:

     - AT&T, Cable & Wireless, MCI WorldCom and Sprint; and

     - regional Bell operating companies which offer Internet access, such as Bell Atlantic.

     Because we offer a broad range of goods and services, we encounter competition from numerous other businesses which provide one or more similar goods or services, including numerous resellers of Internet-related hardware and software companies.

     Many of our existing competitors, as well as a number of potential new competitors, have:

     - longer operating histories;

     - greater name recognition;

     - larger customer bases;

     - larger networks;

     - more and larger facilities; and

     - significantly greater financial, technical and marketing resources.

     Our competitors may respond more quickly than we can to new or emerging technologies and changes in customer requirements. They may also devote greater resources than we can to the development, promotion and sale of products and services. They may develop Internet products and services that are superior to or have greater market acceptance than ours. Our competitors may also engage in more extensive research and development, undertake more extensive marketing campaigns, adopt more aggressive pricing policies and make more attractive offers to our existing and potential employees and strategic partners. In addition, current and potential competitors have established or may establish cooperative relationships among themselves or with third parties.

     New competitors, including large computer hardware, software, media and other technology and telecommunications companies, may enter our market and rapidly acquire significant market share. As a result of increased competition and vertical and horizontal integration in the industry, we could encounter significant pricing pressures. These pricing pressures could result in significantly lower average selling prices for our products and services. For example, telecommunications companies may be able to provide customers with reduced communications costs in connection with their Internet access services, significantly increasing pricing pressures on us. We may not be able to offset the effects of any price reductions with an increase in the number of our customers, higher revenue from value-added services, cost reductions or otherwise. In addition, Internet access service businesses are likely to encounter consolidation in the near future, which could result in increased price and other competition.

YEAR 2000 PROBLEMS MAY DISRUPT OUR BUSINESS.

     The Year 2000 issue is the result of computer programs being written using two digits rather than four to define the applicable year. In other words, date-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in system failures or miscalculations causing disruptions of normal business activities. If our present efforts to address the Year 2000 compliance issues are not successful, or if our suppliers and other third parties do not successfully address such issues, our business, financial condition and results of operations could be materially and adversely affected.

     We have performed a Year 2000 simulation on our software to test system readiness and found it to be compliant. We have been informed by our material hardware and software vendors that such products used by us are currently Year 2000 compliant. We have assessed the materiality of our non-information technology systems and have received assurances of Year 2000 compliance from providers of material non-information technology systems. In addition, we have tested our non-information technology systems and have found them to be Year 2000 compliant.

     We cannot assure you that governmental agencies, utility companies, telecommunication companies, other Internet service providers, third party service providers, hardware and software manufacturers and others outside our control will be Year 2000 compliant. The failure of any of these entities to be Year 2000 compliant could materially and adversely affect our business, financial condition and results of operations.

CHANGES IN GOVERNMENT REGULATIONS COULD ADVERSELY AFFECT OUR BUSINESS.

     There are an increasing number of laws and regulations pertaining to the Internet. These laws or regulations relate to liability for information received from or transmitted over the Internet, online content regulation, user privacy, taxation and quality of products and services. The government may also seek to regulate some segments of our activities as basic telecommunications services. Moreover, the applicability to the Internet of existing laws governing intellectual property ownership and infringement, copyright, trademark, trade secret, obscenity, libel, employment, personal privacy and other issues is uncertain and developing. We cannot predict the impact, if any, that future regulation or regulatory changes may have on our business.

     In addition, a number of state and local government officials have asserted the right or indicated a willingness to impose taxes on Internet-related services and commerce, including sales, use and access taxes. Certain proposed federal legislation is being considered that would, if enacted as currently proposed, place a moratorium on the imposition by state and local governments of new taxes on ISPs or other businesses involved in Internet-related commerce. However, there can be no assurance that such legislation will be enacted or, if enacted, that such legislation will embody such features. Furthermore, there can be no assurance that federal taxes will not be imposed upon such services. We cannot predict whether the imposition of any such additional taxes would have a material adverse effect on our business, financial condition or results of operations.

WE MAY BE LIABLE FOR VIOLATING THE INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES OR HAVE DIFFICULTIES ENFORCING OUR OWN INTELLECTUAL PROPERTY RIGHTS.

     Intellectual property rights, such as patents, technology, software, copyrights, trademarks and domain names, are very important to companies engaged in Internet-related businesses. We are not aware of any claims that the intellectual property important to the operation of our business -- whether owned by us or licensed to us by a third party -- infringes or violates the intellectual property rights of any other party. Nonetheless, a third party may bring a claim of infringement against us or any of our material suppliers. In such case, we may be forced to pay for a license to continue using such intellectual property. There is no guarantee that we could even obtain such a license, or that it would be available on reasonable terms. In the alternative, we may be forced to defend ourselves against infringement claims in litigation, which would be costly and could result in our having to pay damages to third parties. We have taken steps contractually to limit our liability for the use of intellectual property licensed to us by third parties; however, there can be no guarantee that we have complete or adequate protection in the above circumstances. If a third party brings a claim that our business infringes its intellectual property rights, our business, financial condition and results of operations may be materially and adversely affected.

     We rely on a combination of intellectual property laws and confidentiality agreements to protect our own intellectual property rights. There can be no guarantee that these will adequately protect all of our rights, or that any of our intellectual property rights will not be challenged or held invalid or unenforceable in a dispute with third parties. Moreover, third parties may independently develop technology, software or other intellectual property that is comparable with or similar to our own, and we may not be able to prevent their use of it. Such developments would hurt any competitive advantage that we derive from the use of our intellectual property. If we are unable to enforce our intellectual property rights against third parties, our business, financial condition and results of operations may be materially and adversely affected.

WE MAY BE LIABLE FOR THE MATERIAL OUR CUSTOMERS DISTRIBUTE OVER THE INTERNET.

     The law relating to the liability of online service providers, private network operators and Internet service providers for content and information carried on or disseminated through their networks is currently unsettled. We may become subject to legal claims relating to the content in the web sites we host. For example, lawsuits may be brought against us claiming that material inappropriate for viewing by young children can be accessed from the web sites we host. Claims could also involve matters such as defamation, invasion of privacy, copyright and trademark infringement. Internet service providers have been sued in the past, sometimes successfully, based on the material disseminated over their networks. While new U.S. laws offer certain protections to Internet service providers, in terms of liability for content and information sent to third parties over their networks, it is unclear if such protection will apply in any particular claim brought against Globix in the future. Furthermore, such protections may not exist at all in other countries where Globix does business. If we have to take costly measures to reduce our exposure to these risks, or are required to defend ourselves against such claims, or pay damage awards to third parties, our business, financial condition and results of operations may be materially and adversely affected.

FUTURE SALES OF OUR COMMON STOCK BY OUR EXISTING STOCKHOLDERS COULD HAVE ADVERSE EFFECTS.

     The market price of our common stock could decline as a result of sales by our existing stockholders of a large number of shares of common stock in the market, or the perception that these sales may occur. These sales also might make it more difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate. As of September 15, 1999, we had outstanding options and warrants to purchase 3,353,392 shares of common stock at prices ranging from $5.00 to $47.75. At that date, Marc H. Bell, our President and Chief Executive Officer owned approximately 645,000 shares and had currently exercisable options to purchase 1,352,961 shares. If the holders of these shares, options and warrants were to exercise their rights and sell the shares issued to them, it could have an adverse effect on the market price of our common stock.

WE ARE SUBJECT TO ANTI-TAKEOVER PROVISIONS.

     Provisions of our certificate of incorporation, our by-laws and Delaware law could make it more difficult for a third party to acquire us, even if doing so would be beneficial to our stockholders.

                                USE OF PROCEEDS

     All of the net proceeds from the sale of Globix shares will go to the stockholders who offer to sell their shares. Accordingly, Globix will not receive any proceeds from the sales of the Globix shares.

                              SELLING STOCKHOLDERS

     The following table sets forth certain information, as of October 4, 1999, with respect to the number of shares of common stock owned, or to be owned upon the exercise of warrants, by the selling stockholders named below and as adjusted to give effect to the sale of shares offered hereby. The shares are being registered to permit public secondary trading of the shares, and the selling stockholders may offer the shares for sale from time to time.

     The shares being offered by the selling stockholders will be issued to the selling stockholders upon the exercise of warrants to purchase shares of common stock. The warrants were acquired from Globix in either Globix's initial public offering pursuant to an Underwriter's Warrant to Purchase Common Stock and/or Redeemable Warrants dated January 24, 1996, or Globix's sale of 160,000 units consisting of 13% Senior Notes and warrants pursuant to a Purchase Agreement dated April 24, 1998.

     Globix has filed with the SEC, under the Securities Act, a registration statement on Form S-3 (the "Registration Statement") of which this prospectus forms a part, with respect to the resale of the shares from time to time on the Nasdaq National Market or in privately-negotiated transactions.

     The shares offered by this prospectus may be offered from time to time by the selling stockholders named below:

                                                                    NUMBER OF                   NUMBER OF
                                                                      SHARES       NUMBER OF      SHARES
                                                                   BENEFICIALLY     SHARES     BENEFICIALLY
                                                                  OWNED PRIOR TO     BEING     OWNED AFTER
  NAME OF SELLING STOCKHOLDER     ADDRESS OF SELLING STOCKHOLDER   THE OFFERING     OFFERED    THE OFFERING
  ---------------------------     ------------------------------  --------------   ---------   ------------

American Odyssey Funds, Inc.....  c/o Credit Suisse Asset                880            880         0
                                  Management
                                  153 E. 53 Street
                                  New York, NY 10022

AMEX Retirement Plan
  -- ABAM High Yield............  American Express Trust               1,760          1,760         0
                                  as Custodian
                                  733 Marquette Avenue
                                  Minneapolis, MN 55402

AXP Variable Portfolio
  -- Bond Fund..................  American Express Trust              19,043         19,043         0
                                  as Custodian
                                  733 Marquette Avenue
                                  Minneapolis, MN 55402

AXP Variable Portfolio
  -- Extra Income Fund..........  American Express Trust               8,272          8,272         0
                                  as Custodian
                                  733 Marquette Avenue
                                  Minneapolis, MN 55402

AXP Variable Portfolio
  -- Managed Fund...............  American Express Trust              17,600         17,600         0
                                  as Custodian
                                  733 Marquette Avenue
                                  Minneapolis, MN 55402

Bank of New York................  925 Paterson Plank Rd.             107,184        107,184         0
                                  Secaucus, NJ 07094

                                                                    NUMBER OF                   NUMBER OF
                                                                      SHARES       NUMBER OF      SHARES
                                                                   BENEFICIALLY     SHARES     BENEFICIALLY
                                                                  OWNED PRIOR TO     BEING     OWNED AFTER
  NAME OF SELLING STOCKHOLDER     ADDRESS OF SELLING STOCKHOLDER   THE OFFERING     OFFERED    THE OFFERING
  ---------------------------     ------------------------------  --------------   ---------   ------------
Bankers Trust Company...........  c/o BT Services                      9,680          9,680         0
                                  Tennessee Inc.
                                  648 Grassmere Park Drive
                                  Nashville, TN 37211

Boston Safe Deposit and Trust
  Company.......................  c/o Mellon Bank N.A.                10,560         10,560         0
                                  Three Mellon Bank Center
                                  Pittsburgh, PA 15259

Brown Brothers Harriman & Co....  63 Wall Street                       5,632          5,632         0
                                  New York, NY 10005

Credit Suisse Asset Management
  Income Fund...................  c/o Credit Suisse Asset              3,520          3,520         0
                                  Management
                                  153 E. 53 Street
                                  New York, NY 10022

CPR (USA) Inc. .................  101 Hudson Street                   23,728         23,728         0
                                  Suite 3700
                                  Jersey City, NJ 07302

CSAM-Australia U.S. High Yield
  Fund..........................  c/o Credit Suisse Asset                704            704         0
                                  Management
                                  153 E. 53 Street
                                  New York, NY 10022

CSAM-GPF-CSAM
  High Yield Fund...............  c/o Credit Suisse Asset              1,584          1,584         0
                                  Management
                                  153 E. 53 Street
                                  New York, NY 10022

CSAM Investment Trust
  U.S. High Yield SRS...........  c/o Credit Suisse Asset              1,760          1,760         0
                                  Management
                                  153 E. 53 Street
                                  New York, NY 10022

CSAM Strategic Global
  Income Fund...................  c/o Credit Suisse Asset                880            880         0
                                  Management
                                  153 E. 53 Street
                                  New York, NY 10022

Deutsche Bank Securities Inc....  175 Water Street                    10,560         10,560         0
                                  New York, NY 10038

DFG Corporation.................  21 Outrigger Mall                    3,256          3,256         0
                                  Marina del Rey, CA 90292

Donaldson Lufkin & Jenrette
  Securities Corp...............  277 Park Avenue                     13,200         13,200         0
                                  New York, NY 10172

Eaton, Michael..................  1 State Street Plaza                 2,445          2,445         0
                                  New York, NY 10004

FamCo Income Partners LP........  21 Outrigger Mall                    3,256          3,256         0
                                  Marina del Rey, CA 90292

                                                                    NUMBER OF                   NUMBER OF
                                                                      SHARES       NUMBER OF      SHARES
                                                                   BENEFICIALLY     SHARES     BENEFICIALLY
                                                                  OWNED PRIOR TO     BEING     OWNED AFTER
  NAME OF SELLING STOCKHOLDER     ADDRESS OF SELLING STOCKHOLDER   THE OFFERING     OFFERED    THE OFFERING
  ---------------------------     ------------------------------  --------------   ---------   ------------
FamCo Offshore Limited..........  21 Outrigger Mall                      528            528         0
                                  Marina del Rey, CA 90292

FamCo Value Income Partners
  LP............................  21 Outrigger Mall                   10,560         10,560         0
                                  Marina del Rey, CA 90292

General Ret. System of the City
  of Detroit....................  c/o Credit Suisse Asset              1,408          1,408         0
                                  Management
                                  153 E. 53 Street
                                  New York, NY 10022

Goldman, Sachs & Co. ...........  1 New York Plaza                       722            722         0
                                  New York, NY 10004

Income Trust --
  High Yield Portfolio..........  c/o U.S. Bank N.A.                  68,728         68,728         0
                                  601 Second Avenue South
                                  Minneapolis, MN 55402

IDS Life Series Fund,
  Inc. -- Income Portfolio......  American Express Trust                 880            880         0
                                  as Custodian
                                  733 Marquette Avenue
                                  Minneapolis, MN 55402

IDS Life Series Fund,
  Inc. -- Managed Fund..........  American Express Trust               2,640          2,640         0
                                  as Custodian
                                  733 Marquette Avenue
                                  Minneapolis, MN 55402

Investors Fiduciary Trust
  Company/SSB...................  1776 Heritage Dr.                   25,334         25,334         0
                                  No. Quincy, MA 02171

Investors Bank & Trust Co.......  200 Clarendon Street                   176            176         0
                                  Boston, MA 02116

Karlin, Eve.....................  15 W. 81st Street                    4,557          4,557         0
                                  New York, NY 10024

Liberty View Fund, LLC..........  101 Hudson Street                    4,928          4,928         0
                                  Suite 3700
                                  Jersey City, NJ 07302

Liberty View Fund, L.P. ........  101 Hudson Street                   44,704         44,704         0
                                  Suite 3700
                                  Jersey City, NJ 07302

Liberty View U.S.
  Enhanced High Yield...........  101 Hudson Street                    3,520          3,520         0
                                  Suite 3700
                                  Jersey City, NJ 07302

Mediolanum Top Managers
  Global HY Fund................  c/o Credit Suisse Asset                880            880         0
                                  Management
                                  153 E. 53 Street
                                  New York, NY 10022

                                                                    NUMBER OF                   NUMBER OF
                                                                      SHARES       NUMBER OF      SHARES
                                                                   BENEFICIALLY     SHARES     BENEFICIALLY
                                                                  OWNED PRIOR TO     BEING     OWNED AFTER
  NAME OF SELLING STOCKHOLDER     ADDRESS OF SELLING STOCKHOLDER   THE OFFERING     OFFERED    THE OFFERING
  ---------------------------     ------------------------------  --------------   ---------   ------------
Nabisco Foods...................  c/o Credit Suisse Asset                493            493         0
                                  Management
                                  153 E. 53 Street
                                  New York, NY 10022

Norwest Bank Colorado, N.A. ....  1740 Broadway                        1,440          1,440         0
                                  Denver, CO 80274-8748

Northern Trust Company..........  801 S. Canal Street                  1,584          1,584         0
                                  Chicago, IL 60607

Northrup Grumman Corp -- HY
  Portfolio.....................  c/o Credit Suisse Asset              2,464          2,464         0
                                  Management
                                  153 E. 53 Street
                                  New York, NY 10022

Northwestern University.........  c/o Credit Suisse Asset                704            704         0
                                  Management
                                  153 E. 53 Street
                                  New York, NY 10022

Panorama Series Fund I, Inc --
  Lifespan Bal..................  c/o Credit Suisse Asset                352            352         0
                                  Management
                                  153 E. 53 Street
                                  New York, NY 10022

Panorama Series Fund I, Inc --
  Lifespan Div Inc..............  c/o Credit Suisse Asset                176            176         0
                                  Management
                                  153 E. 53 Street
                                  New York, NY 10022

Perkin Elmer Corp Emp
  Pen and Savings Plan..........  c/o Credit Suisse Asset                528            528         0
                                  Management
                                  153 E. 53 Street
                                  New York, NY 10022

Policemen and Firemen
  Retirement Sys -- Detroit.....  c/o Credit Suisse Asset              1,056          1,056         0
                                  Management
                                  153 E. 53 Street
                                  New York, NY 10022

Primerica High Yield Fund,
  Inc...........................  c/o State Street Bank &              4,400          4,400         0
                                  1776 Heritage Drive
                                  No. Quincy, MA 02171

Prudential High Yield Fund,
  Inc. .........................  c/o State Street Bank &             29,920         29,920         0
                                  1776 Heritage Drive
                                  No. Quincy, MA 02171

Prudential Securities
  Incorporated..................  c/o ADP                              1,760          1,760         0
                                  51 Mercedes Way
                                  Edgewood, NY 11717

                                                                    NUMBER OF                   NUMBER OF
                                                                      SHARES       NUMBER OF      SHARES
                                                                   BENEFICIALLY     SHARES     BENEFICIALLY
                                                                  OWNED PRIOR TO     BEING     OWNED AFTER
  NAME OF SELLING STOCKHOLDER     ADDRESS OF SELLING STOCKHOLDER   THE OFFERING     OFFERED    THE OFFERING
  ---------------------------     ------------------------------  --------------   ---------   ------------
PS Retirement Sys City of
  St. Louis, MO.................  c/o Credit Suisse Asset                704            704         0
                                  Management
                                  153 E. 53 Street
                                  New York, NY 10022

Rickel & Associates, Inc........  c/o Wolman, Babbitt & King,         22,068         22,068         0
                                  LLP
                                  521 Fifth Avenue
                                  New York, New York 10175

RJR Tobacco Co -- Domestic
  High Yield....................  c/o Credit Suisse Asset                739            739         0
                                  Management
                                  153 E. 53 Street
                                  New York, NY 10022

SEI Global -- High Yield
  Fixed Income..................  c/o Credit Suisse Asset                704            704         0
                                  Management
                                  153 E. 53 Street
                                  New York, NY 10022

SEI Institutional Managed
  Trust.........................  c/o Credit Suisse Asset              4,928          4,928         0
                                  Management
                                  153 E. 53 Street
                                  New York, NY 10022

Smith, Elliot J.................  400 East 56th Street                39,574         39,574         0
                                  New York, NY 10022

Smith, Gregg A..................  599 Lexington Avenue                32,729         32,729         0
                                  New York, NY 10022

State Street Bank & Trust
  Company.......................  1776 Heritage Drive                 85,546         85,546         0
                                  No. Quincy, MA 02171

Texaco, Inc.....................  c/o Credit Suisse Asset              1,056          1,056         0
                                  Management
                                  153 E. 53 Street
                                  New York, NY 10022

The Common Fund.................  c/o Credit Suisse Asset              1,232          1,232         0
                                  Management
                                  153 E. 53 Street
                                  New York, NY 10022

Total Return Portfolio
  Inc. -- Managed Fund..........  American Express Trust              12,003         12,003         0
                                  as Custodian
                                  733 Marquette Avenue
                                  Minneapolis, MN 55402

Vail............................  c/o Credit Suisse Asset              1,232          1,232         0
                                  Management
                                  153 E. 53 Street
                                  New York, NY 10022

Warburg Pincus High Yield
  Fund..........................  c/o Credit Suisse Asset              2,112          2,112         0
                                  Management
                                  153 E. 53 Street
                                  New York, NY 10022

                              PLAN OF DISTRIBUTION

     The selling stockholders, including any distributees, donees or pledgees who receive shares from a selling stockholder, may offer their Globix shares of common stock at various times in one or more of the following transactions (which may involve block transactions, ordinary brokerage transactions and transactions in which brokers solicit purchases):

     - on the Nasdaq National Market where our common stock is listed;

     - in the over-the-counter market;

     - in negotiated transactions or otherwise, including an underwritten offering;

     - in connection with short sales of the shares of common stock;

     - by pledge to secure debts and other obligations;

     - in connection with the writing of non-traded and exchange-traded call options, in hedge transactions and in settlement of other transactions in standardized or over-the-counter options, if permitted under the securities laws; or

     - in a combination of any of the above transactions.

     The selling stockholders may sell their shares at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices.

     The selling stockholders may sell their shares directly to purchasers or may use broker-dealers to sell their shares. Broker-dealers who sell the shares may receive compensation in the form of discounts, concessions, or commissions from the selling stockholders or they may receive compensation from purchasers of the shares for whom they acted as agents or to whom they sold the shares as principal, or both. (The compensation as to a particular broker-dealer might be in excess of customary commissions.)

     The selling stockholders and these broker-dealers may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended. Any commissions received by such broker-dealers and any profit on the resale of the shares sold by them while acting as principals might be deemed to be underwriting discounts or commissions under the Securities Act of 1933.

     Globix will pay all fees and expenses incurred in connection with preparing and filing this prospectus and the registration statement. The selling stockholders will pay any brokerage commissions and similar selling expenses, if any, attributable in connection with the sale of the shares of common stock including stock transfer taxes due or payable in connection with the sale of the shares.

     Globix will indemnify the selling stockholders and any person deemed to be an underwriter acting on behalf of a selling stockholder against certain liabilities, including liabilities under the Securities Act of 1933. The selling stockholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares against certain liabilities, including liabilities under the Securities Act of 1933.

                                 LEGAL MATTERS

     The validity of the issuance of the common stock offered hereby has been passed upon for Globix by Milberg Weiss Bershad Hynes & Lerach LLP, One Pennsylvania Plaza, New York, New York 10119.

                                    EXPERTS

     The financial statements incorporated in this Prospectus by reference to Globix's Form 10-KSB/A for the year ended September 30, 1998 have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said report.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The estimated expenses in connection with this offering are as follows:

                                                                AMOUNT
                                                                -------
SEC Registration Fee........................................    $ 6,651
                                                                -------
Legal Fees and Expenses.....................................     25,000
                                                                -------
Accounting Fees and Expenses................................      5,000
                                                                -------
Miscellaneous...............................................     13,349
                                                                -------
Total.......................................................    $30,000
                                                                -------

     The Company's Certificate of Incorporation limits the liability of Directors to the maximum extent permitted by Delaware General Corporation Law. Delaware law provides that the directors of a corporation will not be personally liable to such corporation or its stockholders for monetary damages for breach of their fiduciary duties as directors, except for liability (i) for any breach of their duty of loyalty to the corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) for unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or (iv) for any transaction from which the director derives an improper personal benefit. The Company's By-laws provide that the Company shall indemnify its directors and officers under certain circumstances, including those circumstances in which indemnification would otherwise be discretionary, and the Company is required to advance expenses to its officers and directors as incurred in connection with proceedings against them for which they may be indemnified.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

EXHIBIT
NUMBER                            DESCRIPTION
-------                           -----------
 3.1      Certificate of Incorporation of Globix, as amended.(16)
 3.2      By-laws of Globix, as amended.(11)
 4.1      Specimen Stock Certificate.(2)
 4.2      Form of Underwriter's Warrant issued to Rickel & Associates,
          Inc.(2)
 4.3      Indenture between Globix and Marine Midland Bank, as
          Trustee, dated April 30, 1998.(8)
 4.4      Form of $160,000,000 13% Senior Note, Series A, due 2005.(8)
 4.5      Form of $160,000,000 13% Senior Notes, Series B, due
          2005.(10)
 4.6      Form of Warrant to purchase Common Stock expiring May 1,
          2005.(8)
 5        Opinion of Milberg Weiss Bershad Hynes & Lerach LLP.*
10.1      Purchase Agreement between Globix and ING Baring (U.S.)
          Securities, Inc., dated April 24, 1998.(8)
10.2      Warrant Agreement between Globix and Marine Midland Bank, as
          Warrant Agent, dated as of April 30, 1998.(8)
10.3      Registration Rights Agreement between Globix and ING Baring,
          (U.S.) Securities, dated as of April 30, 1998.(8)
10.4      Warrant Registration Rights Agreement between Globix and ING
          Baring, (U.S.) Securities, dated as of April 30, 1998.(8)

EXHIBIT
NUMBER                            DESCRIPTION
-------                           -----------
10.5      Escrow and Security Agreement between Marine Midland Bank, as Escrow Agent, Marine Midland Bank, as Trustee, and
          Globix, dated as of April 30, 1998.(8)
10.6      1995 Stock Option Plan, adopted September 29, 1995.(1)
10.7      1998 Stock Option Plan, adopted April 16, 1998.(9)
10.8      Irrevocable Proxy Agreement between Harpoon Holdings Ltd.
          and Marc H. Bell, dated as of October 1, 1995.(1)
10.9      Employment Agreement between Marc H. Bell and Globix, dated as of April 10, 1998.(13)
10.10     Share Deposit Agreement between Marc H. Bell, Harpoon
          Holdings Ltd., the Company, and Rickel & Associates Inc.(2)
10.11     Agreement of Lease between Globix and Puck Associates, dated as of July 23, 1996.(3)
10.12     Loan and Security Agreement between Finova Capital
          Corporation (Finova) and Globix, dated as of May 1, 1997.(4)
10.13     Guaranty by NAFT in favor of Finova, dated as of May 1,
          1997.(4)
10.14     Guaranty by NAFT Computer Service Corp. in favor of Finova, dated as of May 1, 1997.(4)
10.15     Guaranty by Bluestreak Digital, Inc., in favor of Finova,
          dated as of May 1, 1997.(4)
10.16     Guaranty by PFM Communications, Inc., in favor of Finova,
          dated as of May 1, 1997.(4)
10.17     Promissory Notes to Globix, from Marc H. Bell, dated April
          2, 1997 and June 30, 1997.(6)
10.18     Agreement by and between Globix and Value Management &
          Research GmbH for the sale of an aggregate of 382,609 shares of Common Stock, dated as of September 24, 1997.(5)
10.19     Agreement between Globix, and Cisco Systems Capital
          Corporation granting credit approval for $1,000,000 for
          leasing transactions, dated as of December 15, 1997.(7)
10.20+    Purchase Agreement between Hanover Equities, Inc. and Globix dated as of June 2, 1998.(12)
10.21+    Purchase Agreement between Young Woo and Globix dated as of
          June 2, 1998.(12)
10.22     Lease between Mission Plaza LLC and Globix dated as of July
          24, 1998.(13)
10.23     First Amendment to Lease by and between Mission Plaza LLC
          and Globix dated October 8, 1998 and effective as of July
          24, 1998.(13)
10.24     Lease by and between Corston Holdings Limited, Globix
          Limited and Globix dated October 15, 1998.(13)
10.25     Deed of Guaranty between Bank Leumi (UK) Plc, Corston
          Holdings Limited, and Globix Limited dated October 15,
          1998.(13)
10.26     IRU Agreement between Qwest Communications Corporation and
          Globix dated as of October 5, 1998.(13)
10.27     Letter Agreement between Princeton Capital LLC, Hanover
          Equities, Inc. and Globix, dated January 8, 1999.(14)
10.28     Operating Agreement of BLP Acquisition LLC dated as of July
          2, 1998.(14)
10.29     Amendment to Marc H. Bell Employment Agreement, dated as of
          March 2, 1999.(16)
10.30     Stock Option Agreement between Globix and Marc H. Bell,
          dated as of March 26, 1999.(16)
10.31     1999 Stock Option Plan, adopted April 23, 1999.(17)

EXHIBIT
NUMBER                            DESCRIPTION
-------                           -----------
21        List of Subsidiaries.(13)
23.1      Consent of Milberg Weiss Bershad Hynes & Lerach LLP
          (included in Exhibit 5).
23.2      Consent of Arthur Andersen LLP.*

---------------
  *  Filed herewith.

 + Confidential treatment granted for certain portions of this Exhibit pursuant to Rule 406 promulgated under the Securities Act.

 (1) Incorporated by reference to Registration Statement on Form SB-2 (File No. 33-98978) (the Registration Statement) filed November 3, 1995.

 (2) Incorporated by reference to Amendment No. 2 to the Registration Statement filed January 23, 1996, declared effective January 24, 1996.

 (3) Incorporated by reference to Globix's Annual Report on Form 10-KSB/A for the year ended September 30, 1996.

 (4) Incorporated by reference to Globix's Report on Form 8-K/A filed July 18, 1997.

 (5) Incorporated by reference to Globix's Report on Form 8-K filed October 8, 1997.

 (6) Incorporated by reference to Amendment No. 4 filed November 6, 1997 to Registration Statement (File No. 333 23259) filed March 13, 1997.

 (7) Incorporated by reference to Globix's Annual Report on Form 10-KSB for the year ended September 30, 1997.

 (8) Incorporated by reference to Globix's Report on Form 8-K filed May 11,
     1998.

 (9) Incorporated by reference to Globix's Proxy Statement on Schedule 14A filed on March 16, 1998.

(10) Incorporated by reference to Globix's Registration Statement on Form S-4 (File No. 333-57993) filed June 29, 1998.

(11) Incorporated by reference to Amendment No. 1 filed August 7, 1998 to Registration Statement (File No. 333-57993) filed June 29, 1998.

(12) Incorporated by reference to Globix's Report on Form 8-K/A filed September 16, 1998.

(13) Incorporated by reference to Globix's Annual Report on Form 10-KSB filed December 29, 1998.

(14) Incorporated by reference to Amendment No. 1 filed March 4, 1999 to Registration Statement on Form S-1 (File No. 333-70375) filed January 11, 1999.

(15) Incorporated by reference to Amendment No. 2 filed March 17, 1999 to Registration Statement on Form S-1 (File No. 333-70375) filed January 11, 1999.

(16) Incorporated by reference to Globix's Quarterly Report on Form 10-QSB filed May 17, 1999.

(17) Incorporated by reference to Globix's Proxy Statement on Schedule 14A filed on March 24, 1999.

ITEM 17.  UNDERTAKINGS

     (a) The undersigned registrant hereby undertakes that it will:

          (1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to include any additional or changed material information on the plan of distribution.

          (2) For determining liability under the Securities Act of 1933, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

          (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

     (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable ground to believe that it meets all the requirements for filing on Form S-3 and has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                          GLOBIX CORPORATION

                                          By        /s/ MARC H. BELL
                                            ------------------------------------
                                                        Marc H. Bell
                                               President and Chief Executive
                                                           Officer

Dated: November 2, 1999

     Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.


Dated: November 2, 1999                                      /s/ MARC H. BELL
                                               ---------------------------------------------
                                                               Marc H. Bell
                                                    President, Chief Executive Officer
                                                               and Director

Date: November 2, 1999                                      /s/ ROBERT B. BELL
                                               ---------------------------------------------
                                                              Robert B. Bell
                                                   Executive Vice President and Director

Date: November   , 1999
                                               ---------------------------------------------
                                                                Martin Fox
                                                                 Director

Date: November 2, 1999                                    /s/ TSUYOSHI SHIRAISHI
                                               ---------------------------------------------
                                                            Tsuyoshi Shiraishi
                                                                 Director

Date: November 2, 1999                                     /s/ RICHARD VIDEBECK
                                               ---------------------------------------------
                                                             Richard Videbeck
                                                                 Director

Date: November 2, 1999                                       /s/ SID PATERSON
                                               ---------------------------------------------
                                                               Sid Paterson
                                                                 Director

Date: November      , 1999                                -------------------------------------------------------
                                                                           Lord Anthony St. John
                                                                                  Director

Date: November 2, 1999                                                       /s/ BRIAN L. REACH
                                                          -------------------------------------------------------
                                                                               Brian L. Reach
                                                                         Senior Vice President and
                                                                          Chief Financial Officer

Date: November 2, 1999                                                         /s/ ALAN LEVY
                                                          -------------------------------------------------------
                                                                                 Alan Levy
                                                                            Treasurer and Chief
                                                                             Accounting Officer